EXHIBIT 8(l)(ii)
SECOND AMENDMENT TO PARTICIPATION AGREEMENT
     The Fund Participation Agreement, dated September 5, 1995, by and among Il Annuity and Insurance Company, a life insurance company currently organized under the laws of Kansas, Van Eck Worldwide Insurance Trust, and Van Eck Associates Corporation is hereby amended, effective as of June 1, 2001, as follows:
1.	Paragraph 31, The following paragraph shall be added:
Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and except as permitted by this Agreement, shall not disclose disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.
Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P.
2.	Exhibit A, is hereby amended to include the following Portfolios:
Van Eck Worldwide Emerging Markets
Van Eck Worldwide Real Estate
Van Eck Worldwide Hard Assets
     All other terms and provisions of the Agreement not amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement to Amend as of the date and year first above written.

VAN ECK WORLDWIDE INSURANCE TRUST

By:	/s/ Thomas Elwood	6-28-01

	Name: Thomas Elwood	Date
Title: Secretary

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Thomas Elwood	6-28-01

	Name: Thomas Elwood	Date
Title: Vice President & Secretary

IL ANNUITY AND INSURANCE COMPANY

By:	/s/ Daniel J. LaBonte	7-7-01

	Name: Daniel J. LaBonte	Date
Title: Sales Officer

2